FOR IMMEDIATE RELEASE	Exhibit 99.1
October 24, 2012

CenterState Banks, Inc. Announces

Third Quarter 2012 Operating Results

(All dollar amounts are in thousands, except per share information)

DAVENPORT, FL. – October 24, 2012 - CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.09 on net income of $2,695 for the third quarter of 2012, compared to $0.12 per share on net income of $3,680 reported during the prior quarter. All earnings per share amounts are reported on a diluted basis unless otherwise noted.

The primary differences between the sequential quarters include: a slight decrease in net interest income due to volume, the NIM was similar between quarters; a decrease in bond sales revenue; and, an increase in credit related costs including certain loan put back expenses relating to the Federal Trust Bank acquisition from The Hartford Insurance Group (“Hartford”) in November of 2011. The Company’s loan loss provision expense also increased between quarters, in part due to impairment expenses related to certain loan pools acquired pursuant to FDIC assisted transactions which included loss share arrangements. Approximately 80% of this type of impairment charge is offset by FDIC indemnification revenue which is included in the Company’s non-interest income. The Company’s general loan loss allowance (SFAS 5 component) increased slightly from $23,000 to $23,070 due to an increase in loan balances, the ratio (allowance as percentage of this loan category) decreased from 2.68% to 2.61%, which is reflective of continuing improvements in the Company’s credit metrics.

Earnings comparisons between the two sequential quarters of the current year are presented in the table below.

	3 months ended 9/30/12		3 months ended 6/30/12
		per average diluted share		per average diluted share
Net income, gaap	$2,695	$0.09	$3,680	$0.12
The following are shown net of income tax, non gaap:
Gain on sale of available for sale securities	(460)	($0.015)	(512)	($0.017)
Interest income- loans (note 1)			(520)	($0.017)
Interest income- loans (note 2)	(382)	($0.013)
Provision for loan losses (note 3)			(1,083)	($0.036)
Impairment of bank property (note 4)	306	$0.01	116	$0.004
Acquisition and conversion related expenses	121	$0.004	433	$0.014

Net income, excluding items listed above	$2,280	$0.075	$2,114	$0.07

note 1:

Actual cash flows received during 2Q12 from one of the smaller loan pools acquired from an FDIC assisted transaction was more than the total expected cash flows from the pool by $574, pre-tax, which was immediately accreted into interest income. Also, certain up-grades from non-accrual to accrual status in the non-covered loan portfolio resulted in additional interest income of approximately $164 pre-tax during 2Q12.

note 2:

Similar to 2Q12 as discussed in note 1 above, there was $393 cash flow in excess of loan pool carrying balances received during the current quarter which was immediately accreted into interest income. Unlike the prior quarter, this accretion involved two pools of FDIC covered loans and one pool not covered by FDIC loss share. In addition, there was a $167 interest income adjustment to non-covered loans due to certain loan put back activity.

note 3:

The Company’s general allowance for loan losses (SFAS 5 component) decreased $1,536 during 2Q12 compared to 1Q12, from $24,536 to $23,000. This was a result of a decrease in historical charge off rates and changes in the loan portfolio mix between the two periods. No changes were made to the qualitative adjustments during 2Q12 compared to 1Q12.

note 4:

The Company transferred several closed branch office buildings from fixed assets to held-for-sale at net realizable value after estimated selling expenses resulting in a $165 pre-tax impairment charge in 2Q12 and $449 pre-tax impairment charge in 3Q12.

Earnings comparisons between the current year periods and prior year periods are presented in the table below.

	Three months ended		Nine months ended
	Sept 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011
Net income (loss)	$2,695	($1,992)	$7,664	($6,173)
Earnings (loss) per share	$0.09	($0.07)	$0.25	($0.21)

Credit Metrics: Substantially all of the Company’s credit metrics improved during the current quarter. Total non-performing assets (“NPAs”) at the end of the current quarter were $35,633, which is 10% less than the prior quarter and 57% less than the peak of $82,334 reported in the first quarter of 2011. The current quarter end NPL ratio (non performing loans (“NPL”) as a percentage of total non FDIC covered loans) is 2.54%, the NPA ratio (NPAs as percentage of total assets) is 1.50% and the ratio of NPAs as a percentage of total non FDIC covered loans plus non FDIC covered OREO and ORA (other repossessed assets) was 3.12%. These were the lowest ratios reported by the Company since 2008. Net charge-offs for the current quarter were $1,267 or about half of the $2,721 reported last quarter and about a quarter of the $4,666 reported in the first quarter of the year. Loans past due 30-89 days and still accruing interest was 0.87% of total loans, which is the only credit metric that has not improved from the prior quarter (0.61%). One large loan included in this category was past due at September 30, 2012 because it matured has subsequently paid off. In addition, two large loans that were past due at September 30, 2012 are current as of today. Adjusting for these events, the past due ratio is similar to the prior quarter. All ratios exclude loans and OREO covered by FDIC loss sharing agreements.

Loan Growth: Total loans, excluding loans covered by FDIC loss share agreements, increased by $6,176 during the quarter, an annualized growth rate of 2%. This amount is net of transfers to OREO ($3,828), net charge-offs ($1,267), normal principal payments and pay-offs. The Company originated approximately $51,519 of new loans (funded amount) during the quarter with an average interest rate of approximately 4.40%. During the nine month period ending September 30, 2012, total loans, excluding loans covered by FDIC loss share agreements, increased by $14,724, an annualized rate of approximately 2%.

Branch Consolidation: As reported last quarter, the remaining four branches to be closed on August 31, 2012 have now been closed. Four of these offices were owned and one was leased. The Company currently has four branch offices in property held for sale, of which two have sales contracts pending. The properties were transferred from fixed assets to property held for sale, included in other assets, at the lower of 90% of either contract price or broker’s opinion of value, or their historical carrying value. Impairment charges of $165 and $449 were recognized in 2Q12 and 3Q12, respectively. Excess property adjacent to one of the Company branch offices was also sold during the current quarter. A gain on sale of $342 was recognized during the current quarter, included in non-interest income, relating to this sale.

NIM: The reported NIM for the quarter is 4.34%. Excluding the excess cash flow relating to two FDIC covered loan pools and one non-covered FDIC loan pool, and the adjustment to non-covered loans relating to loans purchased from Hartford described in note 2 above, the NIM is approximately 4.23%. The lack of contraction in the Company’s NIM compared to the prior quarter is primarily due to: 1) the mix of interest earning assets (“IEA”), that is, total loans is a larger percentage of total IEAs between quarters; 2) the FDIC covered loan portfolio is performing better than expected and adjustments to future cash flows are causing the yields to increase; 3) the Company repaid a $10,000 note on the first business day of July that was at an interest rate equal to 400bps over libor; and, 4) cost of deposits continue to decline.

The Company’s efficiency ratio during the current quarter was 84% and 72% excluding credit related costs and amortization of intangibles, compared to 81% and 74% for the prior quarter. At the end of the current quarter, the Company’s common tangible book value is $7.29 per share. Common tangible equity ratio is 9.4% and Tier 1 leverage ratio is approximately 9.6%. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Statements of Operations (unaudited)

For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Interest income	$23,720	$24,479	$23,414	$21,324	$19,837
Interest expense	1,941	2,304	2,510	2,757	2,881

Net interest income	21,779	22,175	20,904	18,567	16,956
Provision for loan losses	(2,425)	(1,894)	(2,732)	(18,065)	(5,005)

Net interest income after loan loss provision	19,354	20,281	18,172	502	11,951
Income from correspondent banking and bond sales division	8,606	9,966	7,784	6,661	7,999
Gain on sale of securities available for sale	675	726	602	130	205
Bargain purchase gains on bank acquisitions	—	—	453	45,891	—
All other non-interest income	7,020	5,907	4,847	2,921	4,041
Credit related expenses	(3,844)	(2,198)	(1,591)	(3,306)	(2,966)
Acquisition and conversion related expenses	(177)	(614)	(1,868)	(6,246)	(579)
Correspondent banking division expenses	(7,235)	(7,896)	(6,968)	(6,373)	(6,806)
Impairment bank owned property held for sale	(449)	(165)	—	—	—
All other non-interest expense	(20,001)	(20,785)	(19,659)	(18,799)	(16,436)

Income (loss) before income tax	3,949	5,222	1,772	21,381	(2,591)
Income tax (provision) benefit	(1,254)	(1,542)	(483)	(7,299)	599

NET INCOME (LOSS)	$2,695	$3,680	$1,289	$14,082	$(1,992)

Earnings (loss) per share (basic)	$0.09	$0.12	$0.04	$0.47	$(0.07)
Earnings (loss) per share (diluted)	$0.09	$0.12	$0.04	$0.47	$(0.07)
Average common shares outstanding (basic)	30,077,933	30,072,395	30,065,631	30,041,089	30,039,329
Average common shares outstanding (diluted)	30,142,167	30,140,009	30,088,188	30,041,089	30,039,329
Common shares outstanding at period end	30,079,767	30,074,927	30,071,127	30,055,499	30,039,332

PTPP earnings (note 2)	$7,970	$8,138	$6,344	$3,822	$5,498
PTPP earnings per share (diluted) (note 1)	$0.26	$0.27	$0.21	$0.13	$0.18

Note 1:	PTPP earnings per share means, PTPP as defined in note 2 below divided by the average number of diluted common shares outstanding.
Note 2:

Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that is defined as income (loss) before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition the Company also excludes other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non-recurring items as listed in the table below.

Quarterly condensed PTPP reconciliation (unaudited)

For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Income (loss) before income tax	$3,949	$5,222	$1,772	$21,381	$(2,591)
exclude provision for loan losses	2,425	1,894	2,732	18,065	5,005
FDIC income from pool impairment	(619)	(886)	(66)	(37)	(15)
exclude other credit related costs	3,844	2,198	1,591	3,306	2,966
OREO indemnification income from FDIC	(1,580)	(343)	(498)	882	(241)
exclude gain on sale of AFS securities	(675)	(726)	(602)	(130)	(205)
exclude non-recurring items:
bargain purchase gain	—	—	(453)	(45,891)	—
impairment bank owned property held for sale	449	165	—	—	—
acquisition and conversion related expenses	177	614	1,868	6,246	579

PTPP earnings	$7,970	$8,138	$6,344	$3,822	$5,498

The condensed quarterly results of the Company’s correspondent banking and bond sales segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)

For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Net interest income	$925	$1,042	$1,178	$965	$1,082
Total non-interest income (note 3)	9,453	10,707	8,354	7,203	8,574
Total non-interest expense (note 4)	(7,235)	(7,896)	(6,968)	(6,373)	(6,806)
Income tax provision	(1,183)	(1,450)	(965)	(675)	(1,073)

Net income	$1,960	$2,403	$1,599	$1,120	$1,777

Contribution to diluted earnings per share	$0.07	$0.08	$0.05	$0.04	$0.06

Allocation of indirect expenses (note 5)	$(641)	$(546)	$(704)	$(232)	$(758)
Income tax benefit	241	205	265	87	285
Contribution to diluted earnings per share after deduction of allocated indirect expenses	$0.05	$0.07	$0.04	$0.03	$0.04

Note 3:

The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $8,606, $9,966, $7,784, $6,661 and $7,999 for 3Q12, 2Q12, 1Q12, 4Q11 and 3Q11 respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.

Note 4:

The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division. The amounts do not include any indirect support allocation costs.

Note 5:

A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and bond sales division based on management’s estimates.

Net Interest Margin (“NIM”)

As indicated in the table below, the NIM was similar between the two most recent quarters, an increase of 1bp. However, during the second quarter there were two events, upgrades of non accrual loans to accrual status, and significant excess cash flows beyond the carrying value of a loan pool relating to an FDIC assisted transaction accounted for pursuant to ASC Topic 310-30 (i.e. SOP03-3). Excluding these two events, the reported 4.33% NIM for 2Q12 would equal approximately 4.19%.

During the current quarter there were similar events that occurred, but not as severe as the previous quarter. The reported NIM in the current quarter is 4.34%. Excluding the excess cash flow relating to two FDIC covered loan pools and one loan pool not covered by FDIC loss share and the adjustment to non-covered loans relating to loans purchased from Hartford described in note 2 above (prior page), the NIM is approximately 4.23%.

Excluding the items discussed above, the NIM for the current quarter is 4.23% compared to 4.19% in the prior quarter as summarized in the table below. The data presented below are presented on a tax equivalent yield (“TEY) basis.

	3Q12		2Q12
	net interest		net interest
(unaudited)	income	NIM	income	NIM
as reported	$22,122	4.34%	$22,515	4.33%
upgrade non-accrual loans			(164)
SOP03-3 events	(393)		(574)
Put back loan adjustment	(167)

margin excluding above items	$21,562	4.23%	$21,777	4.19%

The primary reasons for the increase in adjusted NIM (i.e. excluding the items described above) are; 1) change in the mix of IEAs, that is, loans are a larger percentage of total IEAs during the current quarter compared to the prior quarter (also note that total average IEAs are lower during the current quarter, which is the primary reason why net interest income decreased $396 between quarters); 2) repayment of a $10,000 note payable on July 2nd that was outstanding all of the second quarter with an interest rate of libor plus 400bps; and, 3) the costs of interest bearing deposits decreased 6bps between quarters.

The tables below summarize yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year. The second table below also lists selected financial ratios for the last five quarters.

Yield and cost table (unaudited)

	3Q12			2Q12			3Q11
	average	interest	avg	average	interest	avg	average	interest	avg
	balance	inc/exp	rate	Balance	inc/exp	rate	balance	inc/exp	rate
Loans (TEY)* (note 1)	$1,129,783	$14,815	5.22%	$1,122,268	$14,718	5.27%	$991,217	$13,549	5.42%
Covered loans (note 2)	317,914	5,908	7.39%	337,258	6,372	7.60%	176,275	2,759	6.21%
Taxable securities	438,317	2,653	2.41%	475,099	3,064	2.59%	422,641	3,132	2.94%
Tax -exempt securities (TEY)	39,770	538	5.38%	38,755	521	5.41%	36,229	521	5.71%
Fed funds sold and other	102,627	149	0.58%	116,153	144	0.50%	230,716	188	0.32%

Tot. interest earning assets(TEY)	$2,028,411	$24,063	4.72%	$2,089,533	$24,819	4.78%	$1,857,078	$20,149	4.30%

Interest bearing deposits	$1,532,538	$1,748	0.45%	$1,590,953	$2,004	0.51%	$1,353,164	$2,731	0.80%
Fed funds purchased	47,885	6	0.05%	54,131	7	0.05%	67,540	9	0.05%
Other borrowings	23,202	27	0.46%	34,373	136	1.58%	18,527	37	0.79%
Corporate debentures	16,962	160	3.75%	16,955	157	3.75%	12,500	104	3.30%

Total interest bearing liabilities	$1,620,587	$1,941	0.48%	$1,696,412	$2,304	0.55%	$1,451,731	$2,881	0.79%

Net Interest Spread (TEY)			4.24%			4.23%			3.52%

Net Interest Margin (TEY)			4.34%			4.33%			3.69%

*TEY	=	tax equivalent yield
Note 1	:	loans not covered by FDIC loss share agreements
Note 2	:	loans covered by FDIC loss share agreements, and accounted for pursuant to ASC Topic 310-30.

Selected financial ratios (unaudited)
As of or for the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Return on average assets (annualized)	0.44%	0.60%	0.21%	2.49%	(0.37)%
Return on average equity (annualized)	3.93%	5.53%	1.97%	21.57%	(3.17)%
Yield on average non covered loans (note 1)	5.22%	5.27%	5.23%	5.21%	5.42%
Yield on average FDIC covered loans	7.39%	7.60%	6.74%	6.80%	6.21%
Yield on average investments (note 1)	2.29%	2.38%	2.33%	2.41%	2.21%
Yield on average interest earning assets	4.65%	4.71%	4.44%	4.26%	4.24%
Yield on average interest earning assets (note 1)	4.72%	4.78%	4.50%	4.33%	4.30%
Cost of average interest bearing deposits	0.45%	0.51%	0.56%	0.70%	0.80%
Cost of average borrowings	0.87%	1.14%	1.00%	0.81%	0.60%
Cost of average interest bearing liabilities (note 2)	0.48%	0.55%	0.59%	0.71%	0.79%
Net interest margin (note 1)	4.34%	4.33%	4.03%	3.78%	3.69%
Loan / deposit ratio	72.3%	70.8%	68.3%	66.9%	64.9%
Stockholders’ equity (to total assets)	11.5%	11.0%	10.4%	11.5%	11.6%
Common tangible equity (to total tangible assets)	9.4%	9.0%	8.4%	9.8%	9.8%
Tier 1 capital (to average assets)	9.6%	9.2%	9.0%	10.5%	10.3%
Efficiency ratio (note 3)	84%	81%	84%	101%	90%
Efficiency ratio, excluding credit costs (note 4)	72%	74%	78%	88%	79%
Common equity per common share	$9.10	$8.95	$8.77	$8.74	$8.32
Common tangible equity per common share	$7.29	$7.13	$6.93	$7.30	$6.92

note 1:	Tax equivalent basis.
note 2:	Does not include non-interest bearing checking accounts.
note 3:

Efficiency ratio is equal to (non-interest expense less nonrecurring items) divided by (net interest income plus non-interest income less nonrecurring items). Gain on the sale of available for sale securities is considered a nonrecurring item for the purposes of this ratio in the above table.

note 4:	Efficiency ratio described in note 3, plus exclusion of credit related expenses, intangible amortization and net interest income is included on taxable equivalent basis.

Loan portfolio mix and covered loans

Approximately 21.4% of the Company’s loans, or $309,743, are covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010 and two during the first quarter of 2012. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

Approximately 4.6% of the Company’s loans, or $65,937, are subject to a two year put back option, commencing January 20, 2011, with TD Bank, N.A., such that if any of these loans becomes 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loan to TD Bank, N.A. To date, the Company has put back loans with an aggregate outstanding balance of approximately $12,700, approximately 10% of the initial purchase. When the loans are put back to TD Bank, the Company is reimbursed 90% of the outstanding loan balance (i.e. the original discounted purchase price). The loans were recorded on the Company’s books at market value as of the acquisition date. The average fair value as of the acquisition date was approximately 98%. The difference between the reimbursed amount (90% of the loan’s outstanding balance) and the carrying value of the loan (approximately 98% of the outstanding balance) is recognized as a credit related expense and is included in credit related expenses in non-interest expense in the Company’s Condensed Consolidated Statements of Earnings and Comprehensive Income.

Approximately 9.7% of the Company’s loans, or $140,264, are subject to a one year put back option, commencing November 1, 2011, with The Hartford Insurance Group (“Hartford”), such that if any of these loans becomes 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loan to Hartford. To date, the Company has put back loans with an aggregate outstanding balance of approximately $7,900, approximately 5% of the initial purchase. When the loans are put back to Hartford, the Company is reimbursed 73% of the outstanding loan balance (i.e. the original discounted purchase price). The loans were recorded on the Company’s books at market value as of the acquisition date, approximately 98%. At the acquisition date, the Company estimated that the loan put back amount could approximate $6,000 and made the appropriate provision. The difference between the reimbursed amount (73% of the loan’s outstanding balance) and the carrying value of the loan (approximately 98% of the outstanding balance), first reduces the provision for estimated put backs, then the excess is recognized as a credit related expense and is included in credit related expenses in non-interest expense in the Company’s Condensed Consolidated Statements of Earnings and Comprehensive Income.

Approximately 64.3% of the Company’s loans, or $928,238, is not covered by FDIC loss sharing agreements or subject to a put back option with TD Bank, N.A. or Hartford. The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)

At quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Loans not covered by FDIC loss share agreements		(note 2)
Real estate loans
Residential	$428,138	$422,687	$413,626	$405,923	$259,829
Commercial	468,261	461,405	440,183	447,459	466,860
Land, development and construction loans	56,454	66,890	80,295	89,517	95,894

Total real estate loans	952,853	950,982	934,104	942,899	822,583
Commercial loans	131,302	127,880	125,752	126,064	117,900
Consumer and other loans, (note 1)	1,998	2,072	1,759	1,392	1,633
Consumer and other loans	48,808	47,973	48,122	49,999	50,283

Total loans before unearned fees and costs	1,134,961	1,128,907	1,109,737	1,120,354	992,399
Unearned fees and costs	(522)	(644)	(732)	(639)	(674)

Total loans not covered by FDIC loss share agreements	1,134,439	1,128,263	1,109,005	1,119,715	991,725

Loans covered by FDIC loss share agreements
Real estate loans
Residential	161,827	168,786	157,601	99,270	102,852
Commercial	133,069	140,628	159,324	54,184	56,839
Land, development and construction loans	8,473	9,663	20,557	8,231	8,686

Total real estate loans	303,369	319,077	337,482	161,685	168,377
Commercial loans	6,374	8,248	10,311	2,366	2,816

Total loans covered by FDIC loss share agreements	309,743	327,325	347,793	164,051	171,193

Total Loans	$1,444,182	$1,455,588	$1,456,798	$1,283,766	$1,162,918

Note 1:	Consumer loans acquired pursuant to five FDIC assisted transactions of failed financial institutions during the third quarter of 2010 and first quarter of 2012. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.
Note 2:	During the second quarter of 2012 the Company reclassified approximately $10,182 of construction and development loans to commercial real estate ($7,051), commercial loans ($838) and residential real estate ($2,293).

Credit quality and allowance for loan losses

During the quarter, excluding loans covered by FDIC loss share agreements, the Company recorded a charge of $1,652 to loan loss provision expense and charge-offs net of recoveries of $1,267.

With regard to loans covered by FDIC loss share agreements, the Company recorded a charge of $773 to loan loss provision expense. See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL”) was $26,341 at September 30, 2012 compared to $25,183 at June 30, 2012, an increase of $1,158. This increase is the result of the aggregate effect of a $70 increase in general loan loss allowance, a $315 increase in the specific loan loss allowance related to impaired loans and a $773 increase in the loan loss allowance related to certain loan pools of FDIC covered loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between September 30, 2012 and June 30, 2012 are summarized in the table below.

	Sept 30, 2012			June 30, 2012			increase (decrease)
	loan	ALLL		loan	ALLL		loan	ALLL
	balance	Balance	%	balance	balance	%	balance	balance
Impaired loans	$44,811	$949	2.12%	$48,095	$634	1.32%	$(3,284)	$315	80 bps
Non impaired loans	883,427	23,070	2.61%	858,379	23,000	2.68%	25,048	70	-7 bps
TD loans (note 1)	65,937	—		74,617	—		(8,680)	—
FTB loans (note 2)	140,264	—		147,172	—		(6,908)	—

Loans (note 3)	1,134,439	24,019	2.12%	1,128,263	23,634	2.09%	6,176	385	3 bps
Covered loans (note 4)	309,743	2,322		327,325	1,549		(17,582)	773

Total loans	$1,444,182	$26,341	1.82%	$1,455,588	$25,183	1.73%	$(11,406)	$1,158	9 bps

Note 1:

Performing loans purchased from TD Bank subject to a two year put back option commencing on January 20, 2011, such that if any of these loans becomes 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loans to TD Bank.

Note 2:

Performing loans purchased from Hartford’s then wholly owned bank, Federal Trust Bank (“FTB”) subject to a one year put back option commencing on November 1, 2011, such that if any of these loans becomes 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loans to Hartford.

Note 3:	Total loans not covered by FDIC loss share agreements.
Note 4:

Loans covered by FDIC loss share agreements. Eighty percent of any losses in this portfolio will be reimbursed by the FDIC and recognized as FDIC indemnification income and included in non-interest income within the Company’s condensed consolidated statement of operations. Five loan pools with an aggregate carrying value of $12,617 are impaired as of September 30, 2012, and have a specific allowance of $2,322. The aggregate carrying value of $12,617 represents approximately 75% of the underlying loan balances outstanding.

The general loan loss allowance (non-impaired loans) increased by $70 due to increase in non-impaired loan balances outstanding, as shown in the table above. As a percentage of non-impaired loans outstanding, the general loan loss allowance decreased 7bps to 2.61% between quarters, which is reflective of the Company’s improving credit metric trends.

Currently, there is no general loan loss allowance associated with the performing loans purchased from TD Bank or for the FTB performing loans purchased from Hartford for the reasons described in notes 1 and 2 above. The Company expects to provide an allowance for loan losses for the FTB purchased loans and for the TD Bank purchased loans, however, because these were selected performing loans and because the Company has the option to put back any loan that becomes 30 days past due or is adversely classified through the end of the applicable put back period, the initial allowance for loan losses related to these two groups of loans is not expected to be material.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss sharing agreement on a loan by loan basis. The increase in this category was due to an increase in Trouble Debt Restructures (“TDR”) loans.

The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans. The Company’s impaired loans have been written down by $5,533 to $44,811 ($43,862 when the $949 specific allowance is considered) from their legal unpaid principal balance outstanding of $50,344. As such, in the aggregate, our total impaired loans have been written down to approximately 87% of their legal unpaid principal balance. The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $28,779 at September 30, 2012) have been written down to approximately 74% of their legal unpaid principal balance.

Any losses in loans covered by FDIC loss share agreements, as described in note 3 above, are reimbursable from the FDIC to the extent of 80% of any losses. These loans are being accounted for pursuant to ASC Topic 310-30. Loan pools in this portfolio are evaluated for impairment each quarter. If a pool is impaired, an allowance for potential loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at September 30, 2012. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Loans not covered by FDIC loss share agreements
Allowance at beginning of period	$23,634	$25,569	$27,585	$25,879	$27,418
Charge-offs	(2,245)	(3,322)	(4,826)	(5,487)	(7,186)
Charge-offs related to loan sales	—	—	—	(11,971)	—
Recoveries	978	601	160	1,145	662

Net charge-offs	(1,267)	(2,721)	(4,666)	(16,313)	(6,524)
Provision for loan losses	1,652	786	2,650	18,019	4,985

Allowance at end of period for loans not covered by FDIC loss share agreements	$24,019	$23,634	$25,569	$27,585	$25,879

Loans covered by FDIC loss share agreements
Allowance at beginning of period	$1,549	$441	$359	$313	$—
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	293

Net charge-offs	—	—	—	—	293
Provision for loan losses	773	1,108	82	46	20

Allowance at end of period for loans covered by FDIC loss share agreements	$2,322	$1,549	$441	$359	$313

Total allowance at end of period	$26,341	$25,183	$26,010	$27,944	$26,192

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest. NPLs do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. NPLs as a percentage of total loans not covered by FDIC loss share agreements were 2.54% at September 30, 2012 compared to 2.83% at June 30, 2012.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement), were $35,633 at September 30, 2012, compared to $39,383 at June 30, 2012. NPAs as a percentage of total assets was 1.50% at September 30, 2012 compared to 1.61% at June 30, 2012. NPAs as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 3.12% at September 30, 2012 compared to 3.47% at June 30, 2012.

NPA inflows for the quarter were approximately $2,384. Outflows were approximately $6,134, which included approximately $2,873 of previously non-performing loans upgraded to accrual status during the current quarter. Outflows consist primarily of net charge offs, loan sales, OREO sales, OREO valuation write downs, and loan upgrades. Inflows consist primarily of additions of new nonaccrual loans net of any prior nonaccrual loans returning to accrual status and also net of any principal pay-downs or pay-offs. Prior to the second quarter of 2012, loan upgrades were generally few and small in balance and were included in inflows as a net number. The Company upgraded loans with an aggregate balance of $7,456 and $2,873 from nonaccrual to accrual status during 2Q12 and 3Q12, respectively. Because these were significant and easily identifiable amounts, they were included as an outflow. Any small homogeneous loan (e.g. single family home mortgages or consumer loans) that may have been upgraded during any of the previous quarters presented below, were netted in the aggregate inflow amount.

The table below summarizes the approximate NPA inflows and outflows during the quarters presented.

	3Q12	2Q12	1Q12	4Q11	3Q11	2Q11	1Q11	4Q10
Inflows	$2,384	$1,463	$10,519	$11,584	$7,220	$14,828	$16,927	$20,560
Outflows	(6,134)	(13,358)	(8,550)	(38,260)	(9,264)	(19,133)	(13,117)	(10,863)

net change incr(decre)	($3,750)	($11,895)	$1,969	($26,676)	($2,044)	($4,305)	$3,810	$9,697

NPA balance qrt end	$35,633	$39,383	$51,278	$49,309	$75,985	$78,029	$82,334	$78,524

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Non-accrual loans (note 1)	$28,658	$31,769	$42,598	$38,858	$61,990
Past due loans 90 days or more and still accruing interest (note 1)	121	118	127	120	207

Total non-performing loans (“NPLs”) (note 1)	28,779	31,887	42,725	38,978	62,197
Other real estate owned (OREO) (note 1)	5,858	6,855	6,726	8,712	12,061
Repossessed assets other than real estate (note 1)	996	641	1,827	1,619	1,727

Total non-performing assets (“NPAs”) (note 1)	$35,633	$39,383	$51,278	$49,309	$75,985
Non-performing loans as percentage of total loans not covered by FDIC loss share agreements	2.54%	2.83%	3.85%	3.48%	6.27%
Non-performing assets as percentage of total assets	1.50%	1.61%	2.02%	2.16%	3.53%
Non-performing assets as percentage of loans and OREO plus other repossessed assets (note 1)	3.12%	3.47%	4.59%	4.36%	7.56%
Net charge-offs (recoveries)	$1,267	$2,721	$4,666	$16,313	$6,231
Net charge-offs as a percentage of average loans for the period (note 1)	0.11%	0.25%	0.41%	1.48%	0.66%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	0.44%	1.00%	1.64%	5.92%	2.64%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	0.87%	0.61%	0.68%	1.45%	0.83%
Allowance for loan losses as percentage of NPLs (note 1)	83%	74%	60%	71%	42%

Troubled debt restructure (“TDRs”) (note 2)	$15,428	$11,722	$11,666	$12,361	$16,243
Impaired loans that were not TDRs	29,383	36,373	42,039	41,307	58,437

Total impaired loans	44,811	48,095	53,705	53,668	74,680
Loans acquired pursuant to TD transaction (note 3)	65,937	74,617	81,189	90,457	97,048
Loans acquired pursuant to FTB transaction (note 4)	140,264	147,172	152,723	155,823	—
All other non impaired loans	883,427	858,379	821,388	819,767	819,997

Total loans not covered by FDIC loss share agreements	1,134,439	1,128,263	1,109,005	1,119,715	991,725
Total loans covered by FDIC loss share agreements	309,743	327,325	347,793	164,051	171,193

Total loans	$1,444,182	$1,455,588	$1,456,798	$1,283,766	$1,162,918

As of or for the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Allowance for loan losses for loans not covered by FDIC loss share agreements
Specific loan loss allowance- impaired loans	$949	$634	$1,033	$3,304	$2,049
General loan loss allowance- TD transaction (note 3)	—	—	—	—	—
General loan loss allowance- FTB transaction(note 4)	—	—	—	—	—
General loan loss allowance- all other non impaired	23,070	23,000	24,536	24,281	23,830

Total allowance for loan losses	$24,019	$23,634	$25,569	$27,585	$25,879

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	2.12%	1.32%	1.92%	6.16%	2.74%
Loans acquired pursuant to TD transaction (note 3)	—	—	—	—	—
Loans acquired pursuant to FTB transaction (note 4)	—	—	—	—	—
All other non impaired loans (note 1)	2.61%	2.68%	2.99%	2.96%	2.91%

Total loans (note 1)	2.12%	2.09%	2.31%	2.46%	2.61%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:

We have approximately $15,428 of TDRs. Of this amount $7,699 are performing pursuant to their modified terms, and $7,729 are not performing and have been placed on non-accrual status and included in our non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

Note 3:

Performing loans purchased from TD Bank, N.A. during the first quarter of 2011. The performing loans were selected by CenterState and are subject to a two year put back option. If any loan in this category becomes past due 30 days or is adversely classified pursuant to bank regulatory guidelines, CenterState has the option to put it back to TD Bank, N.A. anytime during a two year period beginning as of the January 20, 2011 purchase date. The Company has not allocated any loan loss allowance to this group of loans as of this date.

Note 4:

Performing loans purchased from Hartford’s then wholly owned bank FTB during the fourth quarter of 2011. The performing loans were selected by CenterState and are subject to a one year put back option. If any loan in this category becomes past due 30 days or is adversely classified pursuant to bank regulatory guidelines, CenterState has the option to put it back to Hartford anytime during a one year period beginning as of the November 1, 2011 purchase date. The Company has not allocated any loan loss allowance to this group of loans as of this date.

As shown in the table on the previous page, the largest component of non-performing assets is non-accrual loans. The Company’s non-accrual loans decreased from 226 loans with an aggregated balance of $31,769 at June 30, 2012 to 210 loans with an aggregate balance of $28,658 at September 30, 2012. Non-accrual loans at September 30, 2012 are further delineated by collateral category and number of loans in the table below.

collateral category (unaudited)	total amount	percentage of total non-accrual loans	number of non-accrual loans in category
Residential real estate loans	$11,964	42%	96
Commercial real estate loans	12,103	42%	39
Land, development, construction loans	2,726	10%	29
Non real estate commercial loans	1,536	5%	26
Non real estate consumer and other loans	329	1%	20

Total non-accrual loans at September 30, 2012	$28,658	100%	210

The second largest component of non-performing assets after non-accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At September 30, 2012, total OREO was $31,825. Of this amount, $25,967 was acquired pursuant to the acquisition of five failed financial institutions. The acquired OREO is covered by FDIC loss sharing agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provide for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $5,858 at September 30, 2012. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. The current carrying value represents approximately 39% of the unpaid legal balance of the related loan when the asset was repossessed. OREO is further delineated in the table below.

(unaudited)	carrying amount
Description of repossessed real estate	at Sept 30, 2012
7 single family homes	$371
1 mobile home with land	126
33 residential building lots	1,109
12 commercial buildings	1,515
Land / various acreages	2,737

Total, excluding OREO covered by FDIC loss share agreements	$5,858

Deposit activity

During the quarter, total deposits decreased by $58,248 (time deposits decreased by $49,171 and non time deposits decreased by $9,077). The loan to deposit ratio was approximately 72% at quarter end. The cost of interest bearing deposits decreased 6 bps to 0.45% in the current quarter compared to 0.51% in the prior quarter. The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) decreased by 4 bps to 0.34% in the current quarter compared to 0.38% in the prior quarter. The decrease in deposits, in particular time deposits, allows the Company to reduce its securities portfolio, which is part of the reason why the NIM as remained relatively high in a falling interest rate environment, thereby shrinking the balance sheet and freeing up capital to help support future acquisitions. The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)

For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Checking accounts
Non-interest bearing	$504,528	$500,871	$500,683	$423,128	$402,683
Interest bearing	410,517	408,877	400,492	344,303	310,723
Savings deposits	240,326	243,390	247,442	205,387	206,053
Money market accounts	314,441	325,751	354,885	340,053	288,892
Time deposits	528,037	577,208	629,306	606,918	583,587

Total deposits	$1,997,849	$2,056,097	$2,132,808	$1,919,789	$1,791,938

Non time deposits as percentage of total deposits	74%	72%	70%	68%	67%
Time deposits as percentage of total deposits	26%	28%	30%	32%	33%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)

For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Cash and due from banks	$20,259	$23,444	$31,471	$17,893	$19,119
Fed funds sold and Fed Res Bank deposits	82,872	93,361	103,427	133,202	163,745
Trading securities	—	1,061	552	—	—
Investments securities, available for sale	458,796	474,105	545,559	591,164	557,129
Loans held for sale	1,707	1,692	298	3,741	664
Loans covered by FDIC loss share agreements	309,743	327,325	347,793	164,051	171,193
Loans not covered by FDIC loss share agreements	1,134,439	1,128,263	1,109,005	1,119,715	991,725
Allowance for loan losses	(26,341)	(25,183)	(26,010)	(27,944)	(26,192)
FDIC indemnification assets	130,014	141,057	142,245	50,642	53,820
Premises and equipment, net	97,749	100,902	97,060	94,358	88,995
Goodwill	46,779	46,785	46,779	38,035	38,035
Core deposit intangible	6,229	6,522	6,821	5,203	4,187
Bank owned life insurance	47,601	47,241	46,878	36,520	28,141
OREO covered by FDIC loss share agreements	25,967	30,243	29,934	9,469	9,634
OREO not covered by FDIC loss share agreements	5,858	6,855	6,726	8,712	12,061
Other assets	35,936	36,805	44,565	39,698	41,549

TOTAL ASSETS	$2,377,608	$2,440,478	$2,533,103	$2,284,459	$2,153,805

Deposits	$1,997,849	$2,056,097	$2,132,808	$1,919,789	$1,791,938
Federal funds purchased	46,574	45,337	74,459	54,624	61,343
Other borrowings	38,005	50,725	48,126	31,597	29,982
Other liabilities	21,336	19,004	14,107	15,816	20,506
Common stockholders’ equity	273,844	269,315	263,603	262,633	250,036

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,377,608	$2,440,478	$2,533,103	$2,284,459	$2,153,805

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Federal funds sold and other	$102,627	$116,153	$128,479	$152,550	$230,716
Security investments	478,087	513,854	567,438	566,317	458,870
Loans covered by FDIC loss share agreements	317,914	337,258	309,435	167,512	176,275
Loans not covered by FDIC loss share agreements	1,129,783	1,122,268	1,116,804	1,099,754	991,217
Allowance for loan losses	(25,893)	(26,254)	(28,421)	(26,866)	(29,009)
All other assets	411,078	423,431	402,294	286,824	287,483

TOTAL ASSETS	$2,413,596	$2,486,710	$2,496,029	$2,246,091	$2,115,552

Deposits- interest bearing	$1,532,538	$1,590,953	$1,610,176	$1,456,253	$1,353,164
Deposits- non interest bearing	503,654	507,138	494,898	418,373	406,455
Federal funds purchased	47,885	54,131	68,842	57,049	67,540
Other borrowings	40,164	51,328	43,240	31,849	31,027
Other liabilities	16,655	15,720	15,665	23,592	8,374
Stockholders’ equity	272,700	267,440	263,208	258,975	248,992

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,413,596	$2,486,710	$2,496,029	$2,246,091	$2,115,552

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Income from correspondent banking and bond sales division	$8,606	$9,966	$7,784	$6,661	$7,999
Other correspondent banking related fees	590	608	426	454	445
Wealth management related fees	683	631	660	487	557
Trust fees	317	319	208	—	—
Trading securities revenue	257	133	144	88	130
Service charges on deposit accounts	1,695	1,595	1,483	1,713	1,629
Debit card and ATM fees	1,012	1,017	915	769	713
Loan related fees	116	85	200	77	199
BOLI income	360	363	358	266	227
Other service charges and fees	496	217	385	611	110
Gain on sale of securities available for sale	675	726	602	130	205
FDIC indemnification asset – amortization of discount rate	(705)	(290)	(496)	(699)	(225)
FDIC indemnification income	2,199	1,229	564	(845)	256

Subtotal	$16,301	$16,599	$13,233	$9,712	$12,245
Bargain purchase gains related to acquisitions	—	—	453	45,891	—

Total non-interest income	$16,301	$16,599	$13,686	$55,603	$12,245

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to adjustments to the estimated losses in the FDIC covered loan portfolio. That is, to the extent current projected losses in the covered loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income. This event corresponds to the increase in yields in the FDIC covered loan portfolio. The net negative amortization is less in 2Q12 compared to 1Q12, and 1Q12 is less compared to 4Q11. The reason for this is because the loss share agreements relating to the two FDIC acquisitions in January 2012 are producing discount accretion which is partially offsetting the amortization from the 2010 FDIC acquisitions. Also, higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into income over the life of the related loan pool. The lower expected reimbursement from the FDIC (i.e. 80% of the lower expected future losses) is amortized over the loss share period, which many times are shorter periods than the life of the related loan pools.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and eighty percent of the loss is recorded as FDIC indemnification income and included in non-interest income. Eighty percent of any related loan pool impairments also are reflected in this non-interest income account.

Excluding credit related expenses, correspondent banking division expenses, impairment of bank property held for sale and merger/acquisition related expenses, the Company’s remaining non-interest expenses (i.e. operating expenses) decreased approximately $784 on a sequential quarter basis as shown in the table below.

Condensed consolidated non interest expense (unaudited)
for the quarter ended:	9/30/12	6/30/12	incr(decr)
Total non interest expense	$31,706	$31,658	$48
Credit related expenses	(3,844)	(2,198)	(1,646)
Acquisition and conversion expenses	(177)	(614)	437
Correspondent banking division expenses	(7,235)	(7,896)	661
Impairment of bank property held for sale	(449)	(165)	(284)

Total non interest expense excluding items listed above	$20,001	$20,785	($784)

The decrease was primarily the result of consolidating and closing four branch offices effective August 31, 2012, reduction in work force, and other efficiency efforts initiated this past summer.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)

For the quarter ended:	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Employee salaries and wages	$14,083	$15,650	$13,919	$12,711	$12,621
Employee incentive/bonus compensation accrued	1,247	897	762	1,024	600
Employee stock based compensation expense	154	164	160	170	158
Deferred compensation expense	131	123	123	115	114
Health insurance and other employee benefits	1,034	1,052	1,021	1,068	483
Payroll taxes	718	814	1,093	644	618
401K employer contributions	268	303	337	243	231
Other employee related expenses	298	231	186	158	231
Incremental direct cost of loan origination	(227)	(184)	(140)	(158)	(112)

Total salaries, wages and employee benefits	17,706	19,050	17,461	15,975	14,944

Loss (gain) on sale of OREO	33	(120)	(36)	190	1
Loss (gain) on sale of FDIC covered OREO	120	349	308	(7)	306
Valuation write down of OREO	368	418	(62)	1,993	1,366
Valuation write down of FDIC covered OREO	1,367	417	317	99	23
Loss on repossessed assets other than real estate	37	40	98	56	218
Loan put back expense	852	22	24	91	203
Foreclosure and repossession related expenses	858	649	625	701	768
Foreclosure and repo expense, FDIC (note 1)	209	423	317	183	81

Total credit related expenses	3,844	2,198	1,591	3,306	2,966

Occupancy expense	2,246	2,481	2,061	2,027	2,036
Depreciation of premises and equipment	1,465	1,416	1,267	1,196	1,016
Supplies, stationary and printing	261	303	315	301	314
Marketing expenses	716	609	584	692	611
Data processing expenses	890	962	1,005	915	848
Legal, auditing and other professional fees	551	601	620	853	559
Bank regulatory related expenses	623	658	700	559	617
Postage and delivery	282	264	323	206	293
ATM and debit card related expenses	312	256	262	556	335
Amortization of CDI	294	299	278	219	194
Internet and telephone banking	209	224	277	243	324
Visa/Mastercard processing expenses	35	30	40	35	35
Put back option amortization expense	182	182	182	158	109
Operational write-offs and losses	378	91	142	146	166
Correspondent account and Federal Reserve charges	133	146	133	115	118
Conferences, seminars, education and training	105	161	130	168	134
Director fees	100	80	91	89	71
Travel expenses	112	63	28	27	30
Impairment of bank property held for sale	449	165	—	—	—
Other expenses	636	805	728	692	488

Subtotal	31,529	31,044	28,218	28,478	26,208
Merger, acquisition and conversion related expenses	177	614	1,868	6,246	579

Total non- interest expense	$31,706	$31,658	$30,086	$34,724	$26,787

Note 1:	These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	3Q12	2Q12	3Q11
Interest income, as reported (GAAP)	$23,720	$24,479	$19,837
tax equivalent adjustments	343	340	312

Interest income (tax equivalent)	$24,063	$24,819	$20,149

Net interest income, as reported (GAAP)	$21,779	$22,175	$16,956
tax equivalent adjustments	343	340	312

Net interest income (tax equivalent)	$22,122	$22,515	$17,268

	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Total stockholders’ equity (GAAP)	$273,844	$269,315	$263,603	$262,633	$250,036
Goodwill	(46,779)	(46,785)	(46,779)	(38,035)	(38,035)
Core deposit intangible	(6,229)	(6,522)	(6,821)	(5,203)	(4,187)
Trust intangible	(1,422)	(1,481)	(1,541)	—	—

Tangible common equity	$219,414	$214,527	$208,462	$219,395	$207,814

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through one subsidiary bank with 55 full service branch banking locations in 18 counties throughout central Florida. Through its subsidiary bank the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2011, and otherwise in our SEC reports and filings.